Exhibit 99.2

Montage Technology Announces Filing of Form 12b-25 Notification of Late Filing for 2013 10-K

SHANGHAI, China, March 31, 2014 – Montage Technology Group Limited (Nasdaq: MONT) (“Montage Technology” or “Montage” or the “Company”), a global fabless provider of analog and mixed-signal semiconductor solutions addressing the home entertainment and cloud computing markets, today announced that it has filed a Form 12b-25 notification of late filing for its Annual Report on Form 10-K for the year ended December 31, 2013.

Form 12b-25 Notification of Late Filing for 2013 10-K.

In its 12b-25 Notification of Late Filing, the Company indicated that its Form 10-K cannot be finalized until the completion of the audit committee’s review of allegations contained in reports issued by Gravity Research and the completion of the audit of the Company’s financial statements for the year ended December 31, 2013. As previously announced, the audit committee appointed the law firm of Jones Day to conduct an independent review of the reports’ allegations and related matters.

Based on the audit committee’s review to date with the assistance of its outside advisors, the Company does not believe that the allegations regarding the integrity of the Company’s financial statements have merit. The audit committee has not yet completed its work nor reached final conclusions, and therefore no final conclusions can be made until the completion of the ongoing review.

As a result, the Company does not currently anticipate any changes to its previously reported financial results. The Company continues to expect to report total revenue for 2013 of $110.9 million, an increase of 41.7 percent compared to $78.2 million in the previous fiscal year, and net income of $25.7 million, compared to $18.3 million in 2012.

As part of the audit committee’s ongoing review regarding the Gravity Research allegations, including the allegations regarding the Company’s revenues and cash balances, the audit committee’s advisors have been performing various forensic procedures designed to verify a material portion of the Company’s cash, cash equivalents, and short term investment balances with its financial institutions at various points in time covering the Company’s publicly disclosed financial filings. While the audit committee’s review is still in process, the procedures undertaken to-date by the committee’s advisors have affirmed the existence of the tested balances.

About Montage Technology

Montage Technology is a global fabless provider of analog and mixed-signal semiconductor solutions currently addressing the home entertainment and cloud computing markets. In the home entertainment market, Montage’s technology platform enables the company to design highly integrated end-to-end solutions with customized software for set-top boxes. These solutions optimize signal processing performance under demanding operating conditions typically found in emerging marketing environments. In the cloud computing market, Montage offers high performance, low power memory interface solutions that enable memory intensive server applications. Its technology platform approach allows Montage to provide integrated solutions that meet the expanding needs of customers through continuous innovation, efficient design and rapid product development. For more information regarding Montage please visit the company’s website at www.montage-tech.com.

Forward Looking Statements

This press release contains “forward-looking” statements about the Company’s plans, expectations and beliefs, including regarding the timing and anticipated filing of the Company’s 10-K, the timing and completion of and determinations with respect to the Company’s audit and the audit committee’s review and anticipated financial results. Forward-looking statements can be identified by terminology such as “will”, “should”, “expects”, “anticipates”, “future”, “intends”, “plans”, “projects”, “predicts”, “believes”, “estimates”, “forecasts”, “may” and similar statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may differ materially from actual results due to a variety of factors, including if the audit committee, its advisors, or the Company’s independent auditors require additional time or procedures prior to completion of the Annual Report, or if the Company determines it requires additional time to complete and review the Annual Report on Form 10-K in light of any determinations from the ongoing review or otherwise, as are more fully detailed under the caption “Risk Factors” in our most recent quarterly report on Form 10-Q and other filings with the U.S. Securities and Exchange Commission. We undertake no obligation to update these statements as a result of new information or future events, except as may be required by law.

Company Contact:

Montage Technology

Mark Voll, CFO

P: 408-982-2780 or 86-21-6128-5678 x8618

E: ir@montage-tech.com

Investor Relations Contact:

Shelton Group

Leanne Sievers, EVP

P: 949-224-3874

E: lsievers@sheltongroup.com

Matt Kreps, Managing Director

P: 972-239-5119 ext. 125

E: mkreps@sheltongroup.com